AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This AMENDMENT dated as of December 31, 2009 is made part of the Amended and Restated Investment Advisory Agreement made as of May 1, 2006 between JPMorgan Insurance Trust (the “Trust”) and JPMorgan Investment Advisors Inc. (“JPMIA”) (the “Agreement”).

WHEREAS, JPMIA wishes to transfer its investment advisory business to J.P. Morgan Investment Management Inc. (“JPMIM”) and is asking the Trust to agree to amend the Agreement to reflect that JPMIA’s rights and responsibilities are transferred to JPMIM (the "Internal Reorganization") effective January 1, 2010 (the “Effective Date”);

WHEREAS, JPMIM and JPMIA are both wholly owned subsidiaries of JPMorgan Chase & Co. and are thus under common control;

WHEREAS, all persons who are directors of JPMIA also are directors of JPMIM and the President, Secretary, and other senior management personnel of JPMIA serve in the same roles at JPMIM;

WHEREAS, all investment advisory personnel who are officers of JPMIA are also officers of JPMIM including the portfolio management team for Funds of the Trust advised by JPMIA;

WHEREAS, the personnel who perform the services required of JPMIA under the Agreement will continue to perform the same services after the Internal Reorganization;

WHEREAS, Internal Reorganization will not result in any reduction in the nature or quality of the services which have been provided under the Agreement by JPMIA;

WHEREAS, the Internal Reorganization will not result in a change in the fees or reimbursements required to be paid under the Agreement;

WHEREAS, JPMIA and JPMIM have received a legal opinion that the Internal Reorganization will not result in: (1) an “assignment” of the Agreement for purposes of Section 15(a) under the Investment Company Act of 1940, as amended (the “1940 Act”); (2) a material amendment to the Agreement requiring shareholder approval under Section 15(a) of the 1940 Act; or (3) a requirement that this Amendment to document the replacement of JPMIA by JPMIM be considered or approved by the Board, pursuant to Section 15(c) of the 1940 Act; and

NOW, THEREFORE, in view of the foregoing and in consideration of the mutual premises and covenants set forth herein, the parties hereby agree as follows:

1.   Effective on the Effective Date, JPMIA will transfer to JPMIM all of its rights and responsibilities under the Agreement;

2.   On the Effective Date, JPMIM will assume such rights and responsibilities of JPMIA, subject to the terms of the Agreement.

3.   On the Effective Date, JPMIA shall be relieved of all of its rights and responsibilities under the Agreement.

4.   All other provisions of the Agreement shall remain in full force and effect.

5.   The Trust represents and warrants that it possesses the requisite power and authority to enter into and perform its obligations under this amendment.

6.   JPMIA represents and warrants that it possesses the requisite power and authority to enter into and perform its obligations under this amendment.

7.   JPMIM represents and warrants that it possesses the requisite power and authority to enter into and perform its obligations under this amendment, and that it is registered with the U.S. Securities and Exchange Commission as an investment adviser pursuant to the Investment Advisers Act of 1940.

8.   JPMIA and JPMIM together represent and warrant that the transfer of the Agreement will not constitute an assignment of the Agreement within the meaning of the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as of the day and year first written above.

JPMORGAN INVESTMENT ADVISORS INC.	JPMORGAN INSURANCE TRUST
BY:_/s/Michael J. Sais_________________ Michael J. Sais, Managing Director	BY:_/s/ Robert L. Young_____________ Robert L. Young, Senior Vice President

Agreed and Consented to by:

J.P. MORGAN INVESTMENT MANAGEMENT INC.

BY: __/s/ Douglas S. Swanson______

Douglas Swanson, Managing Director